EXHIBIT 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned persons hereby agree that reports on Schedule 13G, and amendments thereto, with respect to the common stock of HealthWarehouse.com, Inc. may be filed on a single statement on behalf of each of such persons.

July 26, 2013	By:	/s/ Wayne Corona
Wayne Corona, individually

July 26, 2013	By:	/s/ Wayne Corona
Wayne Corona, as Managing Member of MKW
Partners, LLC